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                                                                    EXHIBIT 10.7

                          FORM OF EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the ____ day of ________, 1997, by and between Douglass C. Smith, a resident of the State of Georgia ("Executive"), and INDUSTRIAL DISTRIBUTION GROUP, INC., a Delaware corporation ("IDG").

                              W I T N E S S E T H:

         WHEREAS, IDG is engaged in the business of providing flexible procurement solutions for industrial users and certain other users that have maintenance, repair, operating, and production supplies requirements; and

         WHEREAS, IDG desires to induce Executive to enter into employment with IDG for the period provided in this Agreement, and Executive is willing to accept such employment with IDG on a full-time basis, all in accordance with the terms and conditions set forth below.

         NOW, THEREFORE, for and in consideration of the premises, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereby covenant and agree as follows:

1.       DUTIES AND EXTENT OF SERVICES

         1.1 POSITION AND DUTIES. IDG hereby enters into this Agreement to evidence and provide for the employment of Executive as President and Chief Operating Officer of IDG. Consistent with the policies, guidelines, and directives adopted or established by the Board of Directors of IDG, acting pursuant to and in accordance with lawful authority, Executive shall be in charge of directing, supervising, and coordinating the activities of all operating subsidiaries and other business units of IDG, and, together with the Chief Executive Officer of IDG, shall be directly involved in the development, establishment, and implementation of policy and strategic initiatives for IDG, with authority and responsibility consistent with his position as the principal operating officer of IDG. Executive shall be entitled to serve as a member of IDG's Board of Directors at all times during the term of this Agreement. Executive shall report to the Chief Executive Officer of IDG. Executive agrees to serve, without additional compensation, in a similar executive capacity with subsidiaries of IDG and in such other executive capacities as may be designated by the Board of Directors of IDG, consistent with the positions, responsibilities, and authority of Executive hereunder. Neither Executive's employment hereunder nor any other position referred to in the preceding sentence shall require Executive to relocate his primary residence from his current location, and Executive may perform his duties at such geographic locations as he may determine in his reasonable discretion, giving due regard to the location of his primary residence, the location of IDG's principal offices, and the best interest of IDG. IDG hereby confirms to Executive that its principal offices are located in the Atlanta, Georgia




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metropolitan area and shall continue to be so located during the Term hereof
(as defined below) unless otherwise determined by a two-thirds (2/3) majority vote of the Board of Directors of IDG. Each of the immediately preceding two sentences represents a material and substantial part of this Agreement.

         1.2 EXTENT OF SERVICES. Executive agrees to devote his full working time, energy, and skill to the business of IDG and its affiliates and to the promotion of IDG's interests and to discharge Executive's duties in good faith and in a professional manner. Executive affirms and represents that he is under no obligation to any former employer or other party that is in any way inconsistent with, or that imposes any restriction upon, his acceptance of employment hereunder with IDG, the employment of Executive by IDG, or Executive's undertakings under this Agreement.

2.       TERM

         The term of this Agreement (the "Term") shall commence on ___________, 1997 (the "Effective Date") and shall continue for a three-year period, unless and until this Agreement has been terminated in accordance with Section 7 hereto.

3.       COMPENSATION

         3.1 BASE SALARY. IDG shall pay to Executive a base annual salary (the "Base Salary") of Two Hundred Fifty Thousand Dollars ($250,000) for each fiscal year during the Term (prorated for any partial fiscal year) subject, however, to being increased for each fiscal year beginning January 1, 1998, to such higher amount as may be approved by the Board of Directors of IDG. All Base Salary shall be paid in equal periodic installments in accordance with IDG's normal payroll policies, as may be in effect or modified during the Term.

         3.2 GENERAL INCENTIVE COMPENSATION AND SAVINGS PROGRAMS. IDG hereby agrees that, from the Effective Date, Executive shall be entitled to participate, to an extent consistent with Executive's title and Base Salary, in the incentive compensation program established by IDG, and in all savings programs, including stock option or other stock-based compensation plans or profit sharing plans, 401(k) plans, or other savings programs, as may be established in general by IDG for similarly situated officers, other key employees, or employees as a group.

                  Nothing contained herein and no action taken in respect of any bonus (or otherwise in respect of this Section 3.2) shall create or be construed to create a trust of any kind. Executive's right to receive any bonus pursuant to this Section 3.2 shall be no greater than the right of an unsecured general creditor of IDG to receive payment from IDG. Any bonus paid under this
Section 3.2 or otherwise shall be paid from the general funds of IDG, and no special or separate fund shall be established, and no segregation of assets shall be made, to assure payment of any bonus hereunder.

         3.3 WITHHOLDINGS, PAYROLL TAXES AND OTHER DEDUCTIONS. The payment of Base Salary and any other compensation hereunder shall be subject to withholdings and payroll taxes



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required by applicable law, and such other deductions as may be required under
IDG's employee benefit plans in which Executive has elected to participate.

4.   BENEFITS.

         During Executive's employment hereunder, Executive shall:

          (a) be eligible to participate in employee fringe benefits and any pension or profit sharing plans that may be provided by IDG for its executive employees in general in accordance with the provisions of any such plans, as the same may be in effect from time to time;

          (b) be eligible to participate in any medical and health plans or other employee welfare benefit plans that may be provided by IDG for its executive employees in general in accordance with the provisions of any such plans, as the same may be in effect from time to time;

          (c) be entitled to annual paid vacation in accordance with IDG policy that may be applicable to executive employees from time to time;

          (d) be entitled to sick leave, sick pay, and disability benefits in accordance with any IDG policy that may be applicable to executive employees from time to time; and

          (e) be entitled, without limitation of the foregoing, to the continuation by IDG on terms acceptable to Executive of (and IDG hereby agrees to so continue) the life and disability insurance policies and related program described on Schedule A hereto that are currently being maintained for Executive by the predecessor business to which IDG is succeeding by merger on the Effective Date.

5.   CONFIDENTIAL INFORMATION

     5.1 DEFINITION. For purposes of this Agreement, "Confidential Information" shall mean any and all trade secrets and other information considered by IDG as being confidential and concerning the business and affairs of IDG, including but not limited to (a) product specifications, discoveries, improvements, processes, marketing and service methods or techniques, formulae, designs, styles, specifications, data bases, computer programs (whether in source code or object code), know-how, strategies, data, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, and any other information, however documented, that is a trade secret of IDG, or any of its affiliates within the meaning set forth in O.C.G.A. ss. 10-1-761; (b) information concerning the business and affairs of IDG (which includes, but is not limited to, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, business plans, the names and background of key personnel, personnel training and techniques and materials, and sales techniques and materials of IDG), however documented; and (c) notes, analyses, compilations,



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studies, summaries, and other material prepared by or for IDG containing or based, in whole or in part, on any information included in the foregoing; provided, however, Confidential Information shall not include any information that Executive demonstrates was or became generally known or available to the public other than as a result of an unauthorized or unlawful disclosure directly or indirectly by Executive.

     5.2 ACKNOWLEDGMENTS AND AGREEMENTS BY EXECUTIVE. Executive hereby acknowledges, agrees, and covenants as follows:

          (a) Executive's employment hereunder creates a relationship of confidence and trust between Executive and IDG and its affiliates with respect to the Confidential Information of IDG and its affiliates and other information pertaining to the businesses of any client or customer of IDG or its affiliates that may be made known to Executive by IDG or any of its affiliates, or by any client or customer of IDG or any of its affiliates, or learned by Executive during the period of Executive's employment under this Agreement.

          (b) Executive possesses or will possess Confidential Information that has been, or will be, created, discovered, or developed by, or otherwise becomes known or disclosed to Executive (including, without limitation, information created, discovered, or developed by, or made known to, Executive during the period of Executive's employment hereunder or during discussions with or investigations of IDG in contemplation of such employment), which information Executive acknowledges has or may have commercial value to IDG or its affiliates in the businesses in which they are or proposed to be engaged.

          (c) Executive hereby agrees that Executive will keep confidential and will hold for IDG's sole benefit all Confidential Information, which Executive acknowledges is, or shall be, proprietary to IDG or its affiliates.

          (d) Executive also agrees that Executive will not, without the prior approval of the Board of Directors of IDG, use for Executive's benefit or disclose at any time during Executive's employment by IDG, or thereafter, except to the extent required for the performance by Executive of Executive's duties as an employee of IDG, any information obtained or developed by Executive while in the employ of IDG with respect to the products, employees, financial affairs, or methods of design, distribution, marketing, service, or procurement of any customer, client, or supplier of IDG or any of its affiliates, or any confidential matter with respect thereto, except information that at the time is generally known to the public other than as a result of disclosure by Executive not permitted hereunder.

          (e) Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 5 would be inadequate and, therefore, agrees that IDG shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting IDG or any of its affiliates




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     from pursuing any other rights and remedies available for any such breach or threatened breach.

          (f) Executive agrees that upon termination of Executive's employment by IDG for any reason, Executive shall forthwith return to IDG, or destroy to the satisfaction of IDG, all Confidential Information in whatever form such information is in the possession of Executive or under Executive's control, and shall additionally return all documents and other property that is in Executive's possession or under Executive's control and belonging to IDG or any of its affiliates that Executive does not otherwise have a valid independent right to possess or control.

6.   NO RECRUITMENT; NON-COMPETITION

     6.1 PROHIBITED ACTIVITIES. During Executive's employment hereunder and for one (1) year after the termination of Executive's employment hereunder, Executive will not, directly or indirectly, for any reason, for his own account, or on behalf of or together with any other person:

          (a) solicit, induce, or conspire with, or attempt to solicit, induce, or conspire with, any of the officers or employees of IDG or any of its affiliates (IDG and its affiliates collectively being "IDG" for purposes of this Section 6) to terminate their employment or relationship with, or to compete against, IDG;

          (b) solicit or induce, or attempt to solicit or induce, any of the customers or suppliers of IDG, with whom Executive has dealt with or otherwise has or had direct dealings with during the twenty-four (24) month period prior to such attempted solicitation or inducement, to terminate their business relationship with IDG;

          (c) divert or attempt to divert any or all of such customers' or suppliers' business with them from them in violation of this Agreement or applicable law (including the violation of any trade secrets law); or

          (d) be engaged as an officer or director or in any other managerial or sales capacity or as an owner, co-owner, or other investor of or in, whether as an employee, independent contractor, consultant or advisor, or sales representative or distributor of any kind, in a business that sells any products or provides any services in competition with IDG within a radius of 100 miles of each location in which IDG was engaged in business on the date hereof or, to the extent permitted by and enforceable under applicable law, in which IDG is so engaged on the date of Executive's termination.

         Notwithstanding the foregoing, Executive may own and hold as a passive investment up to one percent (1%) of the outstanding capital stock of a competing entity if that class of capital stock is listed for trading or quotation on a national or regional stock exchange registered with the SEC or on The Nasdaq Stock Market.



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          6.2  DAMAGES. Because of the difficulty in measuring the economic losses that may be incurred by IDG as a result of any breach by Executive of the covenants in Section 6.1, and because of the immediate and irreparable damage that could be caused to IDG for which it would have no other adequate remedy, Executive agrees that IDG may enforce the provisions of Section 6.1 by any equitable or legal means, including seeking an appropriate injunction or restraining order against Executive if a breach of any of those provisions occurs.

          6.3 REASONABLE RESTRAINT. The parties hereto each agree that Sections 6.1 and 6.2 impose a reasonable restraint on Executive in light of the position of Executive with IDG, the activities and business of IDG on the date hereof, and the current business plans of IDG (of which Executive acknowledges that he is aware).

          6.4 SEVERABILITY; REFORMATION. The covenants in this Section 6 are severable and separate, and the unenforceability of any specific covenant in this Section 6 is not intended by any party hereto to, and shall not, affect the provisions of any other covenant in this Section 6. If any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth in Section 6.1 are unreasonable as applied to Executive, the parties hereto acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent as applied to Executive.

          6.5 INDEPENDENT COVENANT. All of the covenants in this Section 6 are intended by each party hereto to be, and shall be construed as, an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against IDG, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by IDG of any covenant in this Section 6. It is specifically agreed that the period specified in Section 6.1 shall be computed by excluding from that computation any time during which Executive is in violation of any provision of
Section 6.1.

          6.6 MATERIALITY. IDG and Executive hereby agree that this Section 6 is a material and substantial part of this Agreement.

7.   TERMINATION OF EMPLOYMENT

          7.1 BY IDG. (a) Executive's employment under this Agreement may be terminated by IDG at any time for good cause. For the purposes of this Section 7.1, "good cause" shall mean: (i) Executive's breach of a material provision of this Agreement; (ii) the conviction or indictment (or its procedural equivalent) of, or the entering of a plea of guilty or no contest by, Executive with respect to an act or acts involving moral turpitude that constitutes a felony under applicable law; (iii) the commission by Executive of an act or acts of dishonesty that subjects IDG or any of its affiliates to material loss or detriment, including the misappropriation (or attempted misappropriation) of any of IDG or any of its affiliate's funds, as determined by the Board of Directors of IDG; or (iv) Executive's habitual neglect of, or refusal to perform, Executive's duties under this Agreement, or deliberate and intentional disregard of lawful instructions from the Board of Directors of IDG; provided, however, that with respect to clauses (i) and (iv) above, Executive shall have received written notice of such alleged breach, neglect,




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refusal, or disregard, as the case may be, from the Board of Directors of IDG and shall have failed within thirty (30) days after the receipt of such notice to cure and correct such alleged breach, neglect, refusal, or disregard (or to begin in good faith to effect such cure and correction if such cure or correction cannot practically be completed within such 30-day period).

          (b) If Executive's employment is terminated under this Section 7.1, IDG shall have no further obligation to Executive hereunder except to pay to Executive, in cash on the effective date of such termination, any amount accrued but unpaid hereunder as of the termination date, and except for the provisions contained in Sections 5, 6, and 8, which shall specifically survive such termination.

     7.2 BY DEATH. If Executive dies, this Agreement shall terminate on the date of Executive's death. In such event, IDG shall pay promptly to Executive's designated beneficiary or, if no designated beneficiary, to Executive's estate, any compensation or other amount earned or accrued as of the date of Executive's death but not yet paid and any other payments to which Executive is entitled pursuant to Section 3 or Section 4 hereof. Executive shall also be entitled to receive the bonus payment provided for in Section 3.2 hereof for the fiscal year in which the termination occurred. Further, all stock options theretofore granted to Executive by IDG shall remain in force and effect and shall be exercisable until their expiration date, provided that any such options otherwise subject to vesting based solely on the lapse of time shall be immediately vested in full.

     7.3 BY DISABILITY. If Executive becomes unable to perform his normal duties hereunder as a result of his incapacity due to physical or mental illness for a period of at least one hundred eighty (180) consecutive days, IDG shall have the option to terminate this Agreement upon the expiration of such period (the "Disability Date"). In such an event, IDG shall pay to Executive (within thirty (30) days thereof) all amounts accrued but unpaid as of the Disability Date and, in the manner and at the times set forth in Section 3.1 above, an amount equal to the difference between (a) the Base Salary payable for the remainder of the Term and (b) the monthly payments made to Executive under any disability insurance coverage provided to Executive pursuant to
Section 4 hereof. Executive shall also be entitled to receive the bonus payment provided for in Section 3.2 hereof for the fiscal year in which the termination occurred. Further, all stock options theretofore granted to Executive by IDG shall remain in force and effect and shall be exercisable until their expiration date, provided that any such options otherwise subject to vesting based solely on the lapse of time shall be immediately vested in full. If Executive's employment is terminated by IDG as a result of a disability, as provided in this Section 7.3, this Agreement shall terminate and neither party shall have any further obligation to the other, except as provided above, and except for the provisions contained in Sections 5, 6, and 8, which shall specifically survive such termination.

     7.4 BY DISCHARGE. If Executive's employment under the terms of this Agreement is terminated by IDG for any reason other than cause, death, or disability (in any such case a "Discharge"), then IDG shall pay to Executive, on the date of Discharge, a lump sum cash amount equal to the present value of the sum of (a) the greater of (i) twelve (12) months Base Salary, and (ii) the amount of Base Salary that otherwise would have been payable to Executive



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for the remainder of the Term plus (b) the bonus payment provided for in
Section 3.2 hereof for the fiscal year in which the termination occurs. For purposes of the present value calculation required by the preceding sentence, the parties shall use as a rate IDG's then current cost of borrowing. Such payment shall be in addition to other payments, if any, to which Executive is entitled pursuant to Section 3 or Section 4 hereof. In addition, all stock options theretofore granted to Executive shall remain in force and effect and shall be exercisable until their expiration date, provided that any such options otherwise subject to vesting based solely on the lapse of time shall be immediately vested in full. The provisions of Sections 5, 6, and 8 shall continue without regard to such Discharge or termination of this Agreement.

     7.5 BY EXECUTIVE. If (a) IDG significantly reduces Executive's authority or duties as provided for in this Agreement or Executive's standing within IDG as a function of Executive's relationships with the Board or with other members of management of IDG, or Executive's responsibilities for or control over the direction or operation of IDG's business and personnel, (b) a change of control of IDG occurs that is not consented to by Executive, (c) Executive is not elected or retained as President and Chief Operating Officer and as a director of IDG, or (d) Executive is required by IDG, without his consent, to relocate his primary residence from his current location, or IDG changes its principal offices other than in accordance with Section 1.1, then, in any such event, Executive may terminate this Agreement and such termination shall be treated as if it were a Discharge under Section 7.4; provided that the Board of Directors of IDG shall have received written notice from Executive of any reduction described in clause (a) above upon which Executive proposes to base a termination and IDG shall have failed within thirty (30) days thereafter to reverse or cure the situation giving rise to the grounds asserted by Executive. For purposes hereof, "change of control" shall mean (e) the acquisition by a person or entity other than Executive or an affiliate of Executive, whether in one or several transactions, by exchange, merger, consolidation, assignment, stock spin-off, stock split-up, or other transaction (other than pursuant to a registered underwritten public offering of voting stock by IDG), of an amount of the voting stock of IDG, or of the right to vote or to direct the voting of such amount of voting stock, sufficient to elect a majority of the Board of Directors of IDG, or (f) a change in the membership of the Board of Directors of IDG such that a majority of the members are persons who are not Continuing Directors. For purposes of this Agreement, a "Continuing Director" is a person who is a member of the Board of Directors of IDG on the date hereof or a person who is elected as a director of IDG upon the nomination by or approval of a majority of the Continuing Directors in office. If Executive terminates this Agreement due to a change of control, then in lieu of the payment provided for in Section 7.4(a), Executive shall receive a cash payment equal to the present value (based on IDG's then current cost of borrowing) of Executive's Base Salary for the remainder of the Term, or for a period of two years, whichever period is longer, payable within thirty (30) days of the date of the occurrence of such event.

     7.6 BY MUTUAL CONSENT. Nothing contained in this Agreement shall prevent the parties from acting by mutual consent with respect to any matter, including the terms or conditions for a termination of this Agreement, provided that evidence thereof is in a writing signed by the party to be bound thereby.

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8.   LEGAL EXPENSE REIMBURSEMENTS

     8.1 INDEMNIFICATION LEGAL EXPENSES. Without limiting the scope of any indemnification to which Executive is or may be entitled under applicable law or pursuant to IDG's Certificate of Incorporation, Bylaws, or contract for indemnification of officers or directors of IDG, IDG shall indemnify and hold Executive harmless from and against the costs and expenses (including attorneys' fees and costs) of Executive's defense with respect to any suit, investigation, or other action or proceeding instituted or threatened against Executive by any person, agency, body, or other entity that is based on, arises out of, or is related to any position that Executive has after the date hereof with IDG or any of its subsidiaries or other affiliates or otherwise related to the performance by Executive of any duty or responsibility under this Agreement. To the maximum extent permitted by applicable law, IDG agrees to advance to Executive the amount of such costs and expenses as they are incurred by Executive (upon written request by Executive therefor, accompanied by reasonably detailed explanation of the basis for such advance(s)), and Executive agrees, to the extent that such agreement may be required by applicable law to permit such advances, to account to IDG for such advance(s), including to refund to IDG any such amount that it may ultimately be determined (according to applicable law) that Executive is not entitled to receive as indemnification or reimbursement for such costs and expenses as a result of the final disposition of the underlying suit, investigation, or other action or proceeding in respect of which such costs or expenses were incurred. IDG agrees to take such corporate action as may be necessary or advisable, if requested by Executive, to authorize, approve, or effectuate and implement the rights conferred upon Executive in this Section 8.1.

     8.2 ATTORNEY'S FEES. If either Executive or IDG institutes an action against the other in order to enforce the terms of this Agreement, whether in court or by arbitration, the prevailing party shall receive its reasonable attorney's fees from the non-prevailing party. Both parties agree to submit to the court or arbitrator(s), as the case may be, the issue of deciding which party, if either, is the prevailing party for purposes of this Section 8.2, and in such case to decide the amount of attorney's fees that is reasonable in the circumstances.

     8.3 SURVIVAL. The provisions of this Section 8 shall survive any termination of Executive's employment or of this Agreement.

9.   MISCELLANEOUS AND GENERAL

     9.1 NON-ASSIGNABILITY. (a) Neither this Agreement nor any right or interest hereunder may be assigned by Executive, Executive's beneficiaries, or legal representatives without IDG's prior written consent; provided, however, that nothing in this Section 9.1 will preclude Executive from designating a beneficiary to receive any benefits payable hereunder upon Executive's death or incapacity. Notwithstanding the foregoing, this Agreement and any right or interest of IDG hereunder may be assigned by IDG to any of its affiliates without the consent of Executive; provided, however, that in the event of such an assignment without the consent of Executive, IDG will remain liable for the payment of all amounts payable to Executive hereunder.



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          (b)  Except as required by law, no right to receive payments under this Agreement will be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action will be null, void and of no effect.

     9.2 WAIVER. The waiver by any party to this Agreement of a breach by the other party of any of the provisions of this Agreement shall not operate as or be construed as a waiver of any different or subsequent breach.

     9.3 ENTIRE AGREEMENT. This Agreement constitutes and expresses the entire agreement of the parties with respect to the subject matter hereof.

     9.4 GOVERNING LAW; CHOICE OF FORUM; ETC. (a) This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia (without regard to its rules of conflicts of laws); and the laws of that state shall govern all of the rights, remedies, liabilities, powers, and duties of the parties under this Agreement and of any arbitrator or arbitrators to whom any matter hereunder may be submitted for resolution by the parties hereto.

          (b) Any legal action or proceeding with respect to this Agreement that alleges a breach of Sections 5, 6, or 8 shall be brought exclusively in the federal or state courts located in the State of Georgia, assuming subject matter jurisdiction thereof (which each party agrees not to challenge), and by execution and delivery of this Agreement, Executive and IDG irrevocably consent to the personal jurisdiction of such courts for the adjudication of such matters; provided, however, that upon agreement of both parties, any such matter may be submitted to arbitration pursuant to Section 9.4(c). Executive and IDG irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that either may now or hereafter have to the bringing of any action or proceeding in such jurisdiction for adjudication of such matter.

          (c) Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, other than an allegation of a breach of Sections 5, 6, or 8 hereof, shall be settled by arbitration in Atlanta, Georgia in accordance with the applicable rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

          9.5 SEVERABILITY. Should any clause or any other portion of this Agreement be determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any other clause or portion of this Agreement, all of which shall remain in full force and effect, unless the result of any such invalidity or unenforceability shall be to cause a material failure of consideration to the party seeking to sustain the validity or enforceability of the subject provision.



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     9.6  NOTICES. All notices and other communications hereunder shall be deemed to have been duly given on (a) the date of receipt if delivered personally or (b) the third business day after deposit in the United States Mail, if sent certified mail, postage prepaid, to IDG at its address provided following its signature to this Agreement (Attention: Chief Executive Officer), or to Executive at the address provided following Executive's signature to this Agreement, as the case may be, or to such other address as one party shall have given to the other in accordance with this provision.

     9.7 EFFECT OF CAPTIONS AND HEADINGS. The captions and headings contained herein are for convenience only, do not constitute a part of this Agreement, and shall not be used in construing it.

     IN WITNESS WHEREOF, the parties have executed this Agreement, as an instrument under seal, as of the day and year first written above.

[SEAL]                                             "IDG"

Attest:                               INDUSTRIAL DISTRIBUTION GROUP, INC.



                                      By:
--------------------------------         ------------------------------------
Secretary or Assistant Secretary         Martin S. Pinson
                                         Chairman and Chief Executive Officer

                                      Address:  2500 Royal Place
                                                Tucker, Georgia  30084

                                                   "EXECUTIVE"

                                      ----------------------------------- (SEAL)
                                      DOUGLASS C. SMITH

                                      Address: 1894 Breckenridge Drive
                                               Atlanta, Georgia 30345

                               DOUGLASS C. SMITH
                              EMPLOYMENT AGREEMENT

                                  SCHEDULE "A"

Paul Revere Insurance Group                 Disability Income     0279465803
The Guardian                                Disability Income     G 606173-8
Commercial Union Life Insurance Company     Universal Life        PT 259937
General American Life Insurance Company     Whole Life            1970694